Exhibit 10.16
TRACK MATERIAL PURCHASE AGREEMENT
This Track Material Purchase Agreement (“Agreement”) is entered this ___ day of May, 2006 by and between The Tie Yard of Omaha, 8202 “F” Street, Omaha, NE 68127 (“Seller”) and Advanced Bioenergy, LLC, 137 N.8thStreet, P.O. Box 424, Geneva,Nebraska 68361 (“Buyer”).
Downpayment: Buyer shall pay the sum of $___.00 as downpayment. Buyer shall receive a 100% credit for the downpayment on the first payments due from Buyer to Seller until the downpayment is exhausted. If Seller fails to ship Track Material equal to the downpayment, Seller shall refund any remaining portion of the downpayment to Buyer.
Track Material: Subject to the inspection and approval terms and provisions set forth below, Seller agrees to deliver to Buyer and Buyer agrees to accept delivery of the following specified Track Material:

25000 TF (933 NT) #1 Relay Rail 112 RE 39’ w/11% shorts	$765.00 / NT ($714,000.00)
5000 TF (187 NT) #3 Relay Rail 112 RE 39’ w/11% shorts	$555.00 / NT (103,600.00)
1600 Pair Relay 112 RE Joint Bars to match rail 24” 4 Hole	$25.00 / PR ($40,000.00)
33,000 Each Relay DS Tie Plates 11” minimum 6 Hole	$4.85 / each ($160,050.00)
5835 New Grade 3 (6”x8”x8’6”) Hardwood Crosstie	$33.35/ each (194,597.00)
12,670 #1 Relay 6”x8”x8’6” Hardwood Crosstie	$16.25 / each ($189,638.00)
13 Each 115 RE Reconditioned Turnouts #11 Complete	$14,900.00 / TO ($193,700.00)
Total	$1,595,585.00

Ballast and Sub-Base
NT 3” Minus Quartzite Sub- Base	$10.00 / NT
NT 3” Quartzite Ballast Rock	$19.50 / NT
Delivery and Shipping: The sale of the Track Material listed above shall be FOB at Buyer’s location:
     The Advanced Bioenergy, LLC construction site in Fillmore County, Nebraska.
Buyer shall specify an exact location on the Buyer’s site that is suitable for drop off by Seller’s shipper. Seller shall pay for all shipping costs and risk of loss shall be that of Seller until delivery is completed. Following inspection for shipping damage, Buyer shall provide a signed shipping receipt to Seller or Seller’s shipper upon receipt. All material is owned by Seller and is available for prior inspection.
Date of Delivery: Seller shall deliver the Track Material to Buyer before July 31, 2006. The parties acknowledge that delivery of the Track Material may be made in installments.
Payment: Thirty days following delivery, subject to the credit for the downpayment, Buyer shall pay Seller for the Track Material by wire transfer or collected funds in U.S. Dollars made payable to Seller. Payment shall be made as set out herein for delivery installment on the per-piece price set out in this Agreement and payment shall not be withheld until delivery of all Track Material.
Inspection and Approval: Immediately upon delivery of any Track Material, Buyer shall inspect the Track Material for damage from shipping and shall immediately notify Shipper and Seller of such shipping damage. Buyer, at its option, has the right to inspect all materials purchased, prior to shipment, any material deemed not acceptable will be rejected prior to shipment.

Warranty: Seller warrants title in and to the Track Material. Seller makes no other warranty other than that the Track Material is as specified.
Time is of the Essence: Time is of the essence of this Agreement.
Notices: Except as otherwise stated in this Agreement, Notices shall be to the addresses set forth in the signature blocks below.

Seller:		Buyer:

The Tie Yard of Omaha		Advanced Bioenergy, LLC
8202 “F” Street		137 N.8thStreet
Omaha, NE 68127		P.O. Box 424
(402) 339-4965		Geneva,Nebraska 68361
(402) 759-3774

By:	/s/ Terry Peterson	By:	/s/ Revis L. Stephenson, III

Name:	Terry Peterson	Name:	Revis L. Stephenson, III

Position:	President	Position:	Chairman

Date:	5/5/06	Date:	5/5/06